Exhibit 5.1

[LETTERHEAD OF TRI POINTE GROUP, INC.]

July 7, 2015

TRI Pointe Group, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of TRI Pointe Group, Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statements on Form S-8 (File Nos. 333-186403, 333-197461 and 333-200185) (collectively, the “Registration Statements”), under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by TRI Pointe Homes, Inc., a Delaware corporation (the “Predecessor Registrant”), relating to the registration by the Predecessor Registrant of shares of common stock, par value $0.01 per share (the “Predecessor Common Stock”), of the Predecessor Registrant, issuable pursuant to the TRI Pointe Homes, Inc. 2013 Long-Term Incentive Plan, the Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan and the Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan (collectively, “Plans”).

The Company became the successor to the Predecessor Registrant for purposes of Rule 414 under the Securities Act as a result of an Agreement and Plan of Merger to Form Holding Company dated July 7, 2015 (the “Merger Agreement”), among the Company, the Predecessor Registrant and TPG Merger, Inc., a Delaware corporation. As a result of the Merger Agreement, Predecessor reorganized into a holding company structure, effective as of July 7, 2015, whereby the Company became the holding company for Predecessor Registrant (the “Reorganization”). In connection with the Reorganization, the Company assumed and adopted the Plans and outstanding awards thereunder and as a result, shares of Company Common Stock (as defined below) are issuable pursuant thereto.

The Registration Statements, as amended by the Post-Effective Amendment, relate to the offering and sale by the Company of certain shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”).

I have examined the Registration Statements, the Post-Effective Amendment and the Plans. I also have examined the originals or duplicates or certified or conformed copies of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. In rendering the opinions below, I have assumed the genuineness of all signatures, the legal capacity and competency of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications and limitations stated herein, I am of the opinion that the shares of Company Common Stock, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Post-Effective Amendment to the Registration Statements has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. No opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statements, and I further consent to the use of my name under the caption “Interest of Named Experts and Counsel” in the Post-Effective Amendment to the Registration Statements. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Bradley W. Blank
Bradley W. Blank, Esq.
Vice President, General Counsel and Secretary

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